Exhibit 99.1

RLI DECLARES DIVIDEND

PEORIA, ILLINOIS, August 10, 2016 -- RLI Corp. (NYSE: RLI) – The RLI Corp. board of directors has declared a third quarter regular cash dividend of $0.20 per share, the same amount as the prior quarter. The dividend is payable on September 19, 2016, to shareholders of record as of August 31, 2016.

RLI has paid dividends for 161 consecutive quarters and increased dividends in each of the last 41 years.

The company’s dividend yield would be 1.16% based on the $0.80 indicated annual dividend and yesterday’s closing stock price of $69.10.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has paid and increased dividends for 41 consecutive years and delivered underwriting profits for 20 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Jacoby
Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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